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                                                                   EXHIBIT 23(C)



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Sensormatic Electronics Corporation on Form S-3 of our report dated May 18, 1994 (December 29, 1994 as to Notes 2, 7, 8 and 11 which report expresses an unqualified opinion as to the financial statements of Knogo Corporation and includes explanatory paragraphs referring to the consummation of the Merger between Knogo Corporation and Sensormatic Electronics Corporation), relating to the consolidated financial statements of Knogo Corporation for the year ended February 28, 1994 appearing in the Current Report on Form 8-K of Sensormatic Electronics Corporation filed January 11, 1995 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.





                                                  /s/ DELOITTE & TOUCHE LLP



Jericho, New York
January 9, 1995